FOR IMMEDIATE RELEASE
June 22, 2012

For further information contact:
Eric B. Heyer
Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4024

KEARNY FINANCIAL CORP.
TO OMIT JULY DIVIDEND

Fairfield, New Jersey, June 22, 2012 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”) today announced that the Company’s Board of Directors has determined not to pay its next scheduled quarterly dividend in July 2012 because of the onerous requirements imposed by the Federal Reserve Board on dividend waivers by the Company’s mutual holding company parent, Kearny MHC.

Craig L. Montanaro, President and Chief Executive Officer commented, “The new Federal Reserve regulations would require annual member approval of dividends, a procedure which we estimate would cost us between $300,000 to $600,000 per year.  Without the dividend waiver, the Company would be required to pay dividends to Kearny MHC at the same rate they are paid to public stockholders resulting in the payment of over $2.5 million to Kearny MHC each quarter.  In addition, Kearny MHC would incur significant tax liability on the receipt of this dividend income. The Board of Directors is hopeful that the industry’s ongoing discussions with the Federal Reserve staff will result in less burdensome options but, in the meantime, has determined not to pay the July dividend.  Future dividends will be evaluated on a quarterly basis.”

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Monmouth, Essex, Union and Ocean Counties, New Jersey. Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.